Exhibit 5.1
August 11, 2006
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, CA 94080
Re:      Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 11, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of your Common Stock (the “Shares”), reserved for issuance pursuant to your 2004 Employee Stock Purchase Plan, as amended through the date hereof (the “Plan”). As your legal counsel, we have reviewed the actions taken, and are familiar with the actions proposed to be taken, by you in connection with the proposed issuance and sale of the Shares under the Plan.
     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, will be duly authorized, validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI